UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report: May 22, 2009
(Date of earliest event reported)
McAfee, Inc.
(Exact Name of Registrant as specified in Charter)

Delaware (State or other Jurisdiction of incorporation)	Commission File No.: 001-31216	77-0316593 (I.R.S. Employer Identification No.)
3965 Freedom Circle
Santa Clara, California 95054
(Address of Principal Executive Offices, including zip code)
(408) 346-3832
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On May 22, 2009, Christopher Bolin executed a Retirement and Release Agreement (the “Retirement and Release Agreement”) providing for Mr. Bolin’s retirement as Chief Technology Officer of McAfee, Inc. (the “Company”) effective June 30, 2009. Under the Retirement and Release Agreement and subject to certain terms and conditions set forth therein, the Company and Mr. Bolin have agreed to, among other items, the following:
•	Mr. Bolin will continue as an employee through June 30, 2009. Beginning July 1, 2009 and continuing through September 30, 2010, Mr. Bolin will serve as a non-employee advisor to assist in the transition of his responsibilities to his successors.

•	From the date of his retirement, June 30, 2009, through September 30, 2010, Mr. Bolin has agreed to not engage in any competitive activity without the Company’s prior written consent. For a period of two years from Mr. Bolin’s retirement date, he has agreed not to hire any employee of the Company or to solicit, encourage or induce any individual to leave the employ of the Company.

•	In consideration of Mr. Bolin’s agreements contained in the Retirement and Release Agreement, the Company has agreed to pay Mr. Bolin within 30 days of September 30, 2009 a lump sum payment of $117,500 less applicable withholdings.

•	Mr. Bolin has also given the Company a general release and has agreed to consult with the Company, upon its reasonable request, when, and as is necessary, concerning any matters about which he may have knowledge arising from his employment. The Company has given Mr. Bolin a limited release.
              The foregoing description of the Retirement and Release Agreement is qualified in its entirety by the terms of the Retirement and Release Agreement, which is filed as Exhibit 10.1 to and incorporated by reference in this Current Report on Form 8-K.
              Bryan Barney will assume the role of Executive Vice President, Product Operations for the Company. The Company has commenced a search for a new Chief Technology Officer.
Item 9.01. Financial Statements and Exhibits.
          (d) Exhibits:
10.1	Retirement and Release Agreement executed May 22, 2009 by Christopher Scott Bolin.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McAfee, Inc.
Date: May 27, 2009	By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel